Exhibit 99.1

Matrixx Initiatives, Inc. Reports 48% Increase in Fourth Quarter Sales and EPS of $0.17

2004 Full Year Sales Reached $60.2 Million and EPS Increased to $0.52

PHOENIX, February 9, 2005; Matrixx Initiatives, Inc. (Nasdaq: MTXX), a rapidly growing innovator in the development and marketing of branded over-the-counter pharmaceuticals, today announced financial results for the fourth quarter and the year ended December 31, 2004.

     For the fourth quarter ended December 31, 2004, the Company reported net sales of $27.0 million, a 48% increase above net sales of $18.2 million in the fourth quarter of 2003. Net income for the fourth quarter of 2004 increased 62% to approximately $1.7 million, or $0.17 per share, compared to net income of $1.0 million, or $0.11 per share, in 2003.

     For the full year 2004, the Company reported net sales of $60.2 million, a 38% increase above 2003 net sales of $43.5 million. Net income for 2004 was approximately $5.0 million, or $0.52 per share, compared to net income for 2003 of $3.3 million, or $0.35 per share.

     Carl Johnson, President and Chief Executive Officer, said, “2004 was another record year for Matrixx. We surpassed our stated goals of revenue and income growth of 30% for the year. Over the past four years, the Company has had a compound annual growth rate of over 53% which places Matrixx’s revenue growth in the top 10% of Nasdaq listed companies. Additionally, Zicam® branded products’ growth at retail continues to outpace the cough and cold category. For the 52 weeks ended December 26, 2004, retail sales (three-outlet syndicated scanner data; not including our customer Wal-Mart) of Zicam products increased approximately 25%, while the total cough/cold category was down approximately 5% compared to the prior year.”

     Mr. Johnson continued, “Our continued growth is a great testament to our business model which allows us to rapidly introduce new, innovative products that provide unique benefits to consumers. The Company has grown from marketing only 2 Zicam® products in the beginning of 2002, to marketing 16 Zicam products at the end of 2004. We now sell products in the cold (3 nasal delivery products and 3 oral delivery products), allergy/sinus (4 nasal delivery products), and cough (6 oral delivery products) market groups within the overall $3.5 billion cough and cold category.

     The results we have achieved over the past year are particularly gratifying given the challenges presented by the unsubstantiated claims against one of our products. We continue to aggressively defend against these claims. The studies that have been conducted and reviewed by independent medical experts and other evidence support our contention that these claims are unfounded.”

     Additionally, Zicam is an emerging brand and we believe significant growth opportunity continues to exist, as evidenced by market research conducted among over 500 adults in the past year. According to the market research, awareness of the brand is below 15% and trial levels are below that. However, among users of our products, consumer satisfaction is high with approximately 70% of people who try the product expressing their intention to purchase the brand in the future. These insights into our user base encourage us to continue to build brand awareness, focusing on trial generating devices and increasing advertising support levels.

     Mr. Johnson also said, “Recently, the Company finalized its 2005 business plan. In 2005, we expect to increase our level of investment in research and development and will continue to invest in marketing efforts to sustain revenue growth. We plan several product improvements and new product introductions for 2005 and we expect to introduce a new brand. We anticipate the increased investment in R&D and marketing, along with the continued high level of expected legal expenses, may slow the rate of net income growth compared to that achieved in recent years.”

     According to William Hemelt, Executive Vice President and Chief Financial Officer, “We realized exceptional financial results in 2004. During the year we increased our total cash position by $7 million (including $5 million restricted for a self structured insurance program). We focused on product cost reductions in 2004 and, on average, achieved a 4% cost reduction for each unit sold compared to the prior year. We built inventory levels during the year and have been able to meet increased demand during the cough and cold season without any out of stock situations. Increased legal expense continues to put pressure on operating income. During 2004 legal expense increased to $5.1 million compared to $940,000 in 2003. We expect the current level of legal expense to continue throughout 2005.”

Fourth Quarter and Year-end 2004 Consolidated Financial Results

	2004	2003
($000s)	4th Qtr	4th Qtr	2004	2003
Net Sales	$27,001	$18,226	$60,231	$43,496
Cost of Sales	7,999	5,445	18,405	13,455

Gross Profit	19,002	12,781	41,826	30,041
Operating Expenses	15,544	10,022	31,862	21,642
Research and Development	541	855	1,887	2,557

Income from Operations	2,917	1,904	8,077	5,842
Total Other Income (expense)	6	6	330	(71)

Net Income Before Tax	2,923	1,910	8,407	5,771
Income Tax Expense	1,250	879	3,450	2,427

Net Income	$1,673	$1,031	$4,957	$3,344

Net Income per Diluted Share	$0.17	$0.11	$0.52	$0.35
Average Shares Outstanding (mil)	9.7	9.4	9.6	9.5

Selected Balance Sheet Information

($000s)	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2002
Cash and Marketable Securities	$12,694	$10,683	$12,010
Accounts Receivable — Trade	$12,386	$11,472	$7,038
Inventory	$7,241	$3,268	$1,573
Restricted Cash	$5,000	$0	$0
Total Assets	$60,134	$50,077	$47,185
Current Liabilities	$15,091	$11,287	$12,030
Working Capital	$23,205	$17,580	$10,189
Total Debt	$0	$0	$5,254
Shareholders’ equity	$44,126	$38,790	$35,155

About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter (OTC) pharmaceuticals, which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Kids Size Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. Additionally, in July 2004 Matrixx began distributing six new Cough Mist™ products for the 2004-2005 cough/cold season. For more information regarding Matrixx products, go to www.zicam.com. To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, chief financial officer, 602-385-8888, whemelt@matrixxinc.com, or Bill Barba, investor relations, at 602-385-8881, bbarba@matrixxinc.com or Institutional Investors, Max Ramras at The RCG Group, max@thercggroup.com, 480-675-0400. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our belief that significant growth opportunity continues to exist; (ii) our expectations that the rate of net income growth may slow; (iii) our expectations regarding levels of research and development, legal, and marketing expenses in 2005; and (iv) our expectations regarding the introduction of product improvements, new products, and a new brand in 2005. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the severity of the next cold season, the possibility that future sales of Zicam products will not be as strong as expected, the possibility that supply issues may impact future sales of Zicam products, the possibility that the Company’s products may face increased competition or negative publicity, the potential impact of current and future product liability litigation, regulatory issues, or public relations challenges, the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; and the possibility that expenses, including legal expenses, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2004 and the Company’s Quarterly Report on Form 10-Q filed in November 2004, under the heading “Risk Factors”, both filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

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